Agreement and Plan of Merger

                          by and among

                          Biomet, Inc.

                    Biomet Acquisition Corp.

                               and

                  Kirschner Medical Corporation

                             Dated

                          July 16, 1994




                        Table of Contents


Preliminary Statement. . . . . . . . . . . . . . . . . . . . .  1

Terms and Conditions . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE I    The Merger. . . . . . . . . . . . . . . . . . . .  2

     Section 1.1.   Merger . . . . . . . . . . . . . . . . . .  2
     Section 1.2.   Effective Time of Merger . . . . . . . . .  2
     Section 1.3.   Legal Effect . . . . . . . . . . . . . . .  2
     Section 1.4.   Name . . . . . . . . . . . . . . . . . . .  2
     Section 1.5.   Earnest Money Deposit. . . . . . . . . . .  3
     Section 1.6.   Liquidated Damages Payment . . . . . . . .  3
     Section 1.7.   Other Actions. . . . . . . . . . . . . . .  4

ARTICLE II   Corporate Governance. . . . . . . . . . . . . . .  4

     Section 2.1.   Certificate of Incorporation; Bylaws . . .  4
     Section 2.2.   Directors and Officers . . . . . . . . . .  4

ARTICLE III  Conversion of Shares. . . . . . . . . . . . . . .  4

     Section 3.1.   Conversion of Shares of BAC. . . . . . . .  4
     Section 3.2.   Conversion of Kirschner Common . . . . . .  4
     Section 3.3.   Surrender and Payment
                    for Kirschner Shares . . . . . . . . . . .  5

ARTICLE IV   Representations and Warranties of Kirschner . . .  7

     Section 4.1.   Organization; Power. . . . . . . . . . . .  7
     Section 4.2.   Capital Stock. . . . . . . . . . . . . . .  8
     Section 4.3.   Authority; No Violation. . . . . . . . . .  8
     Section 4.4.   Consents and Approvals . . . . . . . . . .  9
     Section 4.5.   Transactions with Certain Persons. . . . .  9
     Section 4.6.   Books and Records. . . . . . . . . . . . . 10
     Section 4.7.   SEC Reports and Financial Statements . . . 10
     Section 4.8.   Absence of Undisclosed Liabilities . . . . 11
     Section 4.9.   Tax Matters. . . . . . . . . . . . . . . . 11
     Section 4.10.  Absence of Changes or Events . . . . . . . 13
     Section 4.11.  Compliance with Laws; No Default
                    or Litigation. . . . . . . . . . . . . . . 14
     Section 4.12.  Property . . . . . . . . . . . . . . . . . 16
     Section 4.13.  Inventory. . . . . . . . . . . . . . . . . 16
     Section 4.14.  Contracts. . . . . . . . . . . . . . . . . 17
     Section 4.15.  Licenses and Permits . . . . . . . . . . . 18
     Section 4.16.  Proprietary Information. . . . . . . . . . 19
     Section 4.17.  Title to Assets and Related Matters. . . . 19
     Section 4.18.  Environmental Matters. . . . . . . . . . . 19
     Section 4.19.  Labor Relations; Employees . . . . . . . . 20
     Section 4.20.  Employee Benefit Plans . . . . . . . . . . 21
     Section 4.21.  Insurance. . . . . . . . . . . . . . . . . 25
     Section 4.22.  Brokers' or Finders' Fees. . . . . . . . . 25
     Section 4.23.  Disclosure . . . . . . . . . . . . . . . . 26
     Section 4.24.  Termination of Agreements with Orthomet. . 26
     Section 4.25.  Representations and Warranties
                    as of Date Hereof. . . . . . . . . . . . . 27

ARTICLE V    Representations and Warranties of
             Biomet and BAC. . . . . . . . . . . . . . . . . . 27

     Section 5.1.   Organization; Power. . . . . . . . . . . . 27
     Section 5.2.   Capital Stock. . . . . . . . . . . . . . . 27
     Section 5.3.   Authority; No Violation; Etc.. . . . . . . 27
     Section 5.4.   Consents and Approvals . . . . . . . . . . 28
     Section 5.5.   Reports. . . . . . . . . . . . . . . . . . 28
     Section 5.6.   Absence of Undisclosed Liabilities . . . . 29
     Section 5.7.   Due Authorization of Shares. . . . . . . . 29
     Section 5.8.   Tax Matters. . . . . . . . . . . . . . . . 29
     Section 5.9.   Compliance with Laws; No Default
                    or Litigation. . . . . . . . . . . . . . . 30
     Section 5.10.  Licenses and Permits . . . . . . . . . . . 32
     Section 5.11.  Environmental Matters. . . . . . . . . . . 33
     Section 5.12.  Brokers' or Finders' Fees. . . . . . . . . 33
     Section 5.13.  Disclosure . . . . . . . . . . . . . . . . 33
     Section 5.14.  Representations and Warranties
                    as of Date Hereof. . . . . . . . . . . . . 34

ARTICLE VI   Certain Pre-Closing Covenants of Kirschner. . . . 34

     Section 6.1.   Maintenance of Corporate Status. . . . . . 34
     Section 6.2.   No Change in Capitalization. . . . . . . . 35
     Section 6.3.   Shareholders Meeting; Proxy Material . . . 35
     Section 6.4.   Operation of the Business. . . . . . . . . 35
     Section 6.5.   Other Offers . . . . . . . . . . . . . . . 36
     Section 6.6.   Termination of Option of
                    Figgie International Inc . . . . . . . . . 36
     Section 6.7.   Redemption of Kirschner Rights;
                    Rights Agreement . . . . . . . . . . . . . 37
     Section 6.8.   Rescission of Restricted Stock Grants. . . 37
     Section 6.9.   Compliance with the Securities Act . . . . 37
     Section 6.10.  Taxes. . . . . . . . . . . . . . . . . . . 37
     Section 6.11.  Access; Review . . . . . . . . . . . . . . 37
     Section 6.12.  Insurance. . . . . . . . . . . . . . . . . 38
     Section 6.13.  Monthly Financial Statements . . . . . . . 38
     Section 6.14.  Approvals, Notices and Consents. . . . . . 38
     Section 6.15.  Kirschner's Actions; Supplements to
                    Representations and Warranties . . . . . . 39
     Section 6.16.  Notice of Material Adverse Change. . . . . 39
     Section 6.17.  Cooperation. . . . . . . . . . . . . . . . 39

ARTICLE VII  Certain Pre-Closing Covenants of Biomet . . . . . 40

     Section 7.1.   Required Consents and Approvals. . . . . . 40
     Section 7.2.   Premerger Notification . . . . . . . . . . 40
     Section 7.3.   Registration Statement; NASDAQ-NMS
                    Listing. . . . . . . . . . . . . . . . . . 40
     Section 7.4.   Notice of Material Adverse Change. . . . . 41
     Section 7.5.   Cooperation. . . . . . . . . . . . . . . . 41

ARTICLE VIII Conditions Precedent to the Performance of
             Biomet. . . . . . . . . . . . . . . . . . . . . . 41

     Section 8.1.   Accuracy of Representations and
                    Warranties of Kirschner. . . . . . . . . . 41
     Section 8.2.   Compliance . . . . . . . . . . . . . . . . 41
     Section 8.3.   Corporate Approval . . . . . . . . . . . . 41
     Section 8.4.   Consents and Approvals . . . . . . . . . . 41
     Section 8.5.   Cancellation of Restricted Stock Grants. . 42
     Section 8.6.   Authorizations . . . . . . . . . . . . . . 42
     Section 8.7.   Due Diligence Examination. . . . . . . . . 42
     Section 8.8.   Litigation . . . . . . . . . . . . . . . . 42
     Section 8.9.   No Material Adverse Change . . . . . . . . 42
     Section 8.10.  Closing Deliveries . . . . . . . . . . . . 42

ARTICLE IX   Conditions Precedent to Performance
                    of Kirschner . . . . . . . . . . . . . . . 43

     Section 9.1.   Accuracy of Representations and
                    Warranties of Biomet and BAC . . . . . . . 43
     Section 9.2.   Compliance . . . . . . . . . . . . . . . . 43
     Section 9.3.   Corporate Approval . . . . . . . . . . . . 43
     Section 9.4.   Consents and Approvals . . . . . . . . . . 43
     Section 9.5.   Registration Statement . . . . . . . . . . 43
     Section 9.6.   Roll-over of Kirschner Stock Options . . . 44
     Section 9.7.   Litigation . . . . . . . . . . . . . . . . 44
     Section 9.8.   No Material Adverse Change . . . . . . . . 44
     Section 9.9.   HSR Act Waiting Periods. . . . . . . . . . 44
     Section 9.10.  Fairness Opinion . . . . . . . . . . . . . 44
     Section 9.11.  Closing Deliveries . . . . . . . . . . . . 44

ARTICLE X    Termination . . . . . . . . . . . . . . . . . . . 45

     Section 10.1.  Termination by Mutual Agreement. . . . . . 45
     Section 10.2.  Termination by Biomet. . . . . . . . . . . 45
     Section 10.3.  Termination by Kirschner . . . . . . . . . 45
     Section 10.4.  Effect of Termination on Certificate
                    of Merger. . . . . . . . . . . . . . . . . 45
     Section 10.5.  Final Termination. . . . . . . . . . . . . 45

ARTICLE XI   The Closing . . . . . . . . . . . . . . . . . . . 46

     Section 11.1.  Time and Place . . . . . . . . . . . . . . 46
     Section 11.2.  Deliveries to Biomet at the Closing. . . . 46
     Section 11.3.  Deliveries to Kirschner at the Closing . . 47

ARTICLE XII  Additional Agreements . . . . . . . . . . . . . . 47

     Section 12.1.  Confidentiality. . . . . . . . . . . . . . 47
     Section 12.2.  Employee Benefit Matters . . . . . . . . . 47
     Section 12.3.  Directors' and Officers' Liability
                    Insurance. . . . . . . . . . . . . . . . . 47

ARTICLE XIII Miscellaneous Provisions. . . . . . . . . . . . . 48

     Section 13.1.  Counterparts . . . . . . . . . . . . . . . 48
     Section 13.2.  Entire Agreement . . . . . . . . . . . . . 48
     Section 13.3.  Exhibits and Schedules . . . . . . . . . . 48
     Section 13.4.  Expenses . . . . . . . . . . . . . . . . . 48
     Section 13.5.  Gender . . . . . . . . . . . . . . . . . . 48
     Section 13.6.  Governing Law. . . . . . . . . . . . . . . 48
     Section 13.7.  Headings . . . . . . . . . . . . . . . . . 48
     Section 13.8.  Modification and Waiver. . . . . . . . . . 48
     Section 13.9.  Notices. . . . . . . . . . . . . . . . . . 49
     Section 13.10. Press Releases . . . . . . . . . . . . . . 50
     Section 13.11. Rights of Parties. . . . . . . . . . . . . 50
     Section 13.12. Successors . . . . . . . . . . . . . . . . 50
     Section 13.13. Non-Survival of Representations
                    and Warranties . . . . . . . . . . . . . . 50


                  AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (the "Agreement") dated as of July 16, 1994, is by and among Biomet, Inc., an Indiana corporation ("Biomet"), Biomet Acquisition Corp., a Delaware corporation ("BAC"), and Kirschner Medical Corporation, a Delaware corporation ("Kirschner").


                      Preliminary Statement

     Biomet and its subsidiaries design, develop, manufacture and market products used primarily by orthopedic medical specialists in both surgical and non-surgical therapy. BAC is a wholly-owned subsidiary of Biomet that conducts no active business operations. Kirschner and its subsidiaries manufacture and market total joint reconstruction products and surgical instrumentation and orthopedic support products.

     The capital structure of Biomet consists of 500,000,000 authorized Common Shares, of which approximately 115,000,000 are outstanding (the "Biomet Common Shares"), an equal number of common share purchase rights (the "Biomet Rights") and 5,250 Preferred Shares, none of which have been issued. The capital structure of BAC consists of 1,000 authorized shares of Common Stock, without par value, of which 100 are outstanding and owned by Biomet. The capital structure of Kirschner consists of 10,000,000 authorized shares of Common Stock, $.10 par value, of which approximately 3,607,330 shares are issued and outstanding (the "Kirschner Common"), an equal number of common share purchase rights (the "Kirschner Rights") and 200,000 shares of Preferred Stock, no par value, none of which have been issued (the "Kirschner Preferred"). The Kirschner Common, the Kirschner Rights and the Kirschner Preferred are referred to collectively herein as the "Kirschner Shares."

     The Boards of Directors of Biomet and BAC deem a merger of BAC and Kirschner pursuant to the terms of this Agreement (the "Merger") desirable and in the best interests of Biomet and BAC, respectively. The Board of Directors of Kirschner deems the Merger desirable and in the best interests of Kirschner. The Board of Directors of Biomet has, by resolutions duly adopted, approved this Agreement. The Board of Directors and shareholder of BAC have, by resolutions duly adopted, approved this Agreement. The Board of Directors of Kirschner has, by resolutions duly adopted, approved this Agreement. The question of approval of the Merger will be submitted to, and consummation of the Merger is subject to approval by, the shareholders of Kirschner.

                      Terms and Conditions

     In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and intending to be legally bound thereby, Biomet, BAC and Kirschner agree to the following terms and conditions.

                            ARTICLE I

                           The Merger

     Section 1.1. Merger. Upon the terms and subject to the satisfaction of the conditions precedent contained in this Agreement, BAC shall be merged with and into Kirschner. The corporation to survive the Merger is hereinafter referred to as the "Surviving Corporation" and the corporation not to survive the Merger is hereinafter referred to as the "Merging Corporation."
The Merger shall be effected pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law (the "DGCL"). Upon the consummation of the Merger, the separate existence of the Merging Corporation shall cease, the corporate existence of the Surviving Corporation with all its purposes, powers and objects shall continue unaffected and unimpaired by the Merger, and the Merging Corporation and the Surviving Corporation shall be a single corporation.

     Section 1.2. Effective Time of Merger. If (a) all of the conditions precedent to the Merger as set forth in Article VIII and
Article IX of this Agreement are satisfied or waived, and (b) this Agreement is not terminated prior to the Closing (as defined in Section 11.1) as permitted by the provisions of this Agreement, then as soon as reasonably practicable following the Closing, the Surviving Corporation shall cause a Certificate of Merger conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in the manner provided under the DGCL. The Merger shall become effective as of 12:01 a.m., Delaware time, on the date following the date of filing of the Certificate of Merger with the Delaware Secretary of State (the "Effective Time").

     Section 1.3. Legal Effect. At and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises of BAC and Kirschner and shall be subject to and shall assume all the duties and liabilities of BAC and Kirschner as a corporation organized and existing under the laws of Delaware.

     Section 1.4. Name. As of and after the Effective Time, the name of the Surviving Corporation shall be "Kirschner Medical
Corporation."


     Section 1.5.  Earnest Money Deposit.

          (a) Prior to 10:00 a.m. (Eastern Daylight Savings Time) on July 21, 1994, Biomet shall pay to Kirschner the sum of $2,000,000 as an earnest money deposit (the "Deposit") in connection with the transactions contemplated by this Agreement, which Kirschner shall promptly deposit in an interest bearing account; provided that if, prior to the time the Deposit would otherwise have been paid to Kirschner, a third party makes an Acquisition Proposal (as defined in Section 6.5), the Deposit shall be paid to Kirschner within 24 hours of receipt by Biomet of written notice from Kirschner following the termination of discussions or negotiations with such third party.

          (b) Upon the Closing of the Merger, Kirschner shall transfer the Deposit, plus any interest earned thereon, to Biomet. Kirschner shall retain the entire amount of the Deposit, plus any interest earned thereon, if this Agreement is terminated (1) by Kirschner pursuant to Section 10.3(a) or
     (b) as a result of a willful and intentional act or failure to act by Biomet or (2) by Biomet other than pursuant to Section
     10.2 hereof; [Confidential treatment has been requested.].
     If this Agreement is terminated prior to Closing for any reason not set forth in the immediately preceding sentence, Kirschner shall return the full amount of the Deposit, plus any interest earned thereon, to Biomet.

          (c) Any portion of the Deposit which Kirschner shall be entitled to retain hereunder shall be retained as liquidated damages (and not as a penalty) in consideration of Kirschner's time and expense in connection with the transactions contemplated by this Agreement. Except as otherwise provided herein, any refund of the Deposit by Kirschner to Biomet shall be made within 24 hours after it is required hereunder and shall include all interest earned on the amount refunded.

     Section 1.6. Effect of Acquisition Proposal. Notwithstanding the foregoing,

          (a) if any person (i) commences a tender offer for the outstanding Kirschner Common, or (ii) solicits, announces that it intends to solicit, or makes any filing with the Securities and Exchange Commission (the "SEC") in connection with any solicitation of proxies in opposition to management in connection with the shareholders meeting to be held pursuant to Section 6.3 or any adjournment thereof, then

          (1) upon the announcement of such tender offer or solicitation, Kirschner shall notify Biomet in writing and, if it has received the Deposit, shall return to Biomet the entire amount of the Deposit, plus any interest earned thereon; and

          (2) if, at any time prior to Closing, any person making a tender offer or solicitation acquires or obtains the right to vote a majority of the outstanding shares of Kirschner Common, Kirschner shall immediately pay to Biomet the sum of $1,000,000 as liquidated damages (and not as a penalty) in consideration of Biomet's time and expenses in connection with the transactions contemplated by this Agreement.

          (b) If any person (an "Offeror") makes an Acquisition Proposal as defined in Section 6.5 (other than a hostile tender offer or hostile proxy solicitation referred to above), or if Kirschner elects to cooperate with a hostile tender offeror or proxy solicitor by providing to the Offeror or any of its representatives (i) any nonpublic information relating to Kirschner, or (ii) access to the personnel, properties, books or records of Kirschner other than a list of Kirschner's shareholders, then

          (1) prior to the time the information or access described in this Section 1.6(b) is first provided to the Offeror or any such person or any of their respective representatives, Kirschner shall notify Biomet in writing and, if it has received the Deposit, shall return to Biomet the entire amount of the Deposit, plus any interest earned thereon; and

          (2) on or prior to the fourteenth day following the date such information or access is first provided as described in this Section 1.6(b), Kirschner shall either (A) terminate all negotiations and discussions with the Offeror concerning the Acquisition Proposal or with such tender offeror or proxy solicitor and notify Biomet in writing to such effect, in which case the Deposit shall be paid to Kirschner, deposited by Kirschner in an interest bearing account and held subject to the terms of this Agreement; or (B) pay to Biomet the sum of $1,000,000 as liquidated damages (and not as a penalty) in consideration of Biomet's time and expenses in connection with the transactions contemplated by this Agreement.

     Section 1.7. Other Actions. If after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Biomet, BAC and Kirschner shall have the authority to take that action.

                           ARTICLE II

                      Corporate Governance

     Section 2.1.  Certificate of Incorporation; Bylaws.  The
Certificate of Incorporation and Bylaws of BAC as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving
Corporation until amended or repealed as provided by law.

     Section 2.2. Directors and Officers. The persons set forth in Schedule 2.2 shall become the directors and officers, respectively, of the Surviving Corporation, to serve until their successors shall have been elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                           ARTICLE III

                      Conversion of Shares

     Section 3.1. Conversion of Shares of BAC. The shares of BAC issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of BAC or Biomet, be converted into an equal number of common shares of the Surviving Corporation, and all certificates formerly representing shares of BAC shall be deemed cancelled and of no further effect. As soon as practicable following the Closing, a certificate representing the shares of the Surviving Corporation described in the preceding sentence shall be issued and delivered to Biomet.

     Section 3.2. Conversion of Kirschner Common. All shares of Kirschner Common held as treasury shares immediately prior to the Effective Time shall, by virtue of the Merger, be canceled as of the Effective Time and no payment shall be made with respect thereto. Each share of Kirschner Common issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Kirschner, be converted as of the Effective Time into the right to receive $10.75, payable, at the election of Biomet, either in cash, or by delivery of a number of Biomet Common Shares determined in accordance with Section 3.3(a) (the "Merger Consideration").
Biomet shall make its election with respect to the payment of the Merger Consideration no later than the date the proxy statement prepared by Kirschner for use in connection with the shareholders meeting to be held pursuant to Section 6.3 (the "Proxy Statement") is mailed to the shareholders of Kirschner. As of the Effective Time, all shares of Kirschner Common shall be canceled and shall no longer represent any interest in the equity of Kirschner, and all certificates formerly representing shares of Kirschner Common shall be deemed canceled and shall represent only the right to receive the Merger Consideration.

     Section 3.3.  Surrender and Payment for Kirschner Shares.

          (a) If Biomet elects to pay the Merger Consideration using Biomet Common Shares, the number of Biomet Common Shares into which each share of Kirschner Common shall be converted in the Merger shall be the greater of (i) the number of Biomet Common Shares determined by dividing $10.75 by the average of the last sale prices for the Biomet Common Shares as reported by the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ-NMS") for the ten consecutive trading days ending on the fifth trading day prior to the Closing (the "Average Price") or (ii) 0.9 Biomet Common Shares.

          (b) At the Closing Biomet shall, on behalf of the holders of Kirschner Common, transfer to a bank or trust company that is mutually acceptable to Biomet and to Kirschner (the "Exchange Agent"), (i) if the Merger Consideration is to be paid using Biomet Common Shares, a number of Biomet Common Shares, from either or both of its authorized but unissued or treasury shares, that is sufficient to deliver the Merger Consideration to each holder of record of Kirschner Common as of the Effective Time or (ii) if the Merger Consideration is to be paid using cash, an amount in cash equal to $10.75 multiplied by the number of issued and outstanding shares of Kirschner Common as of the Effective Time.

          (c) No certificates or scrip representing fractional Biomet Common Shares shall be issued in the Merger and no holder of any such fractional share interest shall be entitled to vote, to receive any dividends or other distributions paid or declared on Biomet Common Shares, or to exercise any other rights as a shareholder of Biomet with respect to such fractional share interest. If the Merger Consideration is to be paid using Biomet Common Shares, each holder of Kirschner Common who would otherwise be entitled to receive a fractional Biomet Common Share in exchange for such holder's Kirschner Common hereunder shall be entitled upon surrender of certificates for Kirschner Common in accordance with Section 3.3(d) to receive in lieu of such fractional share an amount in cash equal to the amount of such fraction multiplied by the Average Price. Not later than the close of business on the second business day after the Closing, Biomet shall transfer to the Exchange Agent an amount in cash which is sufficient to pay each former Kirschner shareholder for the fractional shares which would otherwise have been issued pursuant to this Agreement.

          (d) Promptly after the Effective Time, Biomet shall cause to be sent to each holder of Kirschner Common as of the Effective Time a letter of transmittal for use by such holder to surrender certificates for Kirschner Common in exchange for the Merger Consideration. Each holder of shares of Kirschner Common as of the Effective Time shall be entitled to receive the Merger Consideration upon surrender to the Exchange Agent of the certificates representing the shares of Kirschner Common owned by the shareholder, together with a properly completed letter of transmittal covering such shares.

          (e) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Kirschner Common represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. In the event that any certificate representing Kirschner Common is lost, stolen or destroyed, Biomet or the Exchange Agent may require as a condition to the payment of the Merger Consideration with respect to such Kirschner Common pursuant to this Agreement that the holder of such Kirschner Common execute such affidavits and provide such indemnities, including without limitation the posting of a bond, as either of them in their sole discretion shall determine.

          (f) After the Effective Time, there shall be no further registration of transfers of Kirschner Common outstanding prior to the Effective Time. If after the Effective Time certificates representing Kirschner Common outstanding prior to the Effective Time are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Agreement.

          (g) Any portion of the Merger Consideration deposited with the Exchange Agent that remains unclaimed by the former holders of Kirschner Common on the six-month anniversary of the Closing shall be returned to Biomet, and all former holders of Kirschner Common who have not surrendered their certificates for the Merger Consideration prior to that time shall look only to Biomet with respect thereto. Neither Biomet nor the Surviving Corporation shall be liable to any former holder of Kirschner Common for any amount paid to a public official pursuant to any law relating to abandoned property. Any part of the Merger Consideration remaining unclaimed immediately prior to the time that it would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable law, become the property of Biomet or the Surviving Corporation, as the case may be, free and clear of any claims or interest of any person previously entitled thereto.

          (h) No interest shall be paid upon the Merger Consideration. Any dividends or other distributions upon Biomet Common Shares that are payable to shareholders of record of Biomet as of a date subsequent to the Effective Time but prior to the delivery of certificates representing Biomet Common Shares to be issued in connection with the Merger, if any, shall be paid upon Biomet Common Shares issued as a part of the Merger Consideration at such time as certificates representing those Biomet Common Shares are delivered in accordance with the provisions of this Agreement.

                           ARTICLE IV

           Representations and Warranties of Kirschner

     For purposes of this Article IV, each of the representations and warranties of Kirschner shall be deemed to have been made with respect to Kirschner and with respect to each of its subsidiaries. As a material inducement to Biomet and BAC to enter into this Agreement and to consummate the transactions contemplated hereby, Kirschner represents and warrants to Biomet and BAC that:

     Section 4.1. Organization; Power. Kirschner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Kirschner is qualified as a foreign corporation to transact business and is in good standing in each jurisdiction, if any, in which the conduct of its business or the ownership or leasing of its properties requires it to be so qualified except for those jurisdictions where the failure to so qualify would not have a material adverse effect on Kirschner or the operation of its business. Each business entity in which Kirschner owns an equity interest, together with such entity's jurisdiction of organization and Kirschner's percentage ownership interest therein and the states in which Kirschner and each such entity are qualified as a foreign corporation are listed on
Schedule 4.1. Except as set forth in Schedule 4.1, Kirschner has all requisite corporate power and authority to own, lease and operate its business as it is now being conducted, and to enter into, execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to comply with and fulfill the terms and conditions hereof. Kirschner has delivered to Biomet
(a) true and complete copies of its Restated Certificate of Incorporation, including all amendments thereto, certified by the Delaware Secretary of State, (b) Certificates of Good Standing of Kirschner issued by the Delaware Secretary of State and by any other state in which it is qualified to do business and (c) a copy of its Bylaws, as currently in effect, certified as true and complete by Kirschner's Secretary.

     Section 4.2. Capital Stock. The authorized capital stock of Kirschner is as set forth in the Preliminary Statement of this Agreement. All issued and outstanding shares of Kirschner Common are validly issued and outstanding, fully paid and nonassessable. There are no outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which Kirschner is or may become obligated to issue any Kirschner Shares or other securities of Kirschner, except for the Kirschner Rights, options to purchase 456,000 shares of Kirschner Common issued pursuant to Kirschner's stock option plans, 398,860 of which are, or prior to December 31, 1994 will become, exercisable in accordance with their terms, and a warrant to purchase 100,000 shares of Kirschner Common at $6.00 per share, which is currently exercisable (the "Kirschner Warrant") or the issuance of Kirschner Common pursuant to the Kirschner Employee Stock Purchase Plan. There are not outstanding any agreements or commitments pursuant to which Kirschner is or may become obligated to purchase or redeem any shares of Kirschner Common or other securities other than to fund its obligations under the Kirschner Employee Stock Purchase Plan.

     Section 4.3.  Authority; No Violation.

          (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Kirschner. This Agreement is and upon execution and delivery at the Closing the Certificate of Merger will be a valid and binding obligation of Kirschner, enforceable against Kirschner in accordance with its respective terms and conditions, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          (b) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Kirschner with any of the provisions hereof, will:

               (i) conflict with, violate, result in a breach of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of the Restated Certificate of Incorporation or Bylaws of Kirschner, any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which Kirschner is a party or by which Kirschner may be bound;

               (ii) violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction or decree of any court, administrative agency or governmental agency or body applicable to Kirschner; or

               (iii) constitute an event that, with or without notice, lapse of time or action by a third party, could result in the creation of any lien, charge or encumbrance upon any of the assets of Kirschner or cause the maturity of any liability, obligation or debt of Kirschner to be accelerated or increased.

     Section 4.4. Consents and Approvals. Except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the Securities Act of 1933, as amended ("Securities Act"), the Securities Exchange Act of 1934, as amended ("Exchange Act"), the approval of the shareholders of Kirschner under the DGCL and as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Kirschner, and the consummation of the transactions contemplated hereby, will not require any notice to, action of, filing with, or consent, authorization, order or approval from any court, administrative agency or other governmental authority or agency, or any individual, corporation, partnership, joint venture, association, firm, organization, group or any other entity or enterprise. Any and all notices, actions, filings, consents, authorizations, orders and approvals necessary to consummate the transactions contemplated by this Agreement shall have been made and obtained on or prior to and shall be in effect as of the Effective Time.

     Section 4.5. Transactions with Certain Persons. Except as set forth in Schedule 4.5, during the past three years Kirschner has not, directly or indirectly, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services (except with respect to remuneration for services rendered as a director, officer or employee of Kirschner in the ordinary course of business) to, any current or former director, officer, employee or consultant of Kirschner, any person who is the beneficial owner (within the meaning of Rule 13d-3 of the SEC under the Exchange
Act) of 5% or more of the outstanding Kirschner Shares or any "affiliate" of Kirschner as defined in Rule 12b-2 under the Exchange Act (individually an "Affiliate"). Kirschner does not owe any amount to, or have any contract with or commitment to, any Affiliate (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no such Affiliate owes any amount to Kirschner. No properties or assets owned by any Affiliate or by any subsidiary or affiliate of any Affiliate is used by Kirschner in connection with its business. No Affiliate is or during the past three years has been the direct or indirect owner of any interest in any entity that is a competitor or supplier or a potential competitor or supplier of Kirschner, nor does any Affiliate receive or has any Affiliate received income from any source other than Kirschner that relates to the business of Kirschner or should properly accrue to Kirschner.

     Section 4.6. Books and Records. The minute books of Kirschner as previously made available to Biomet contain accurate records of all meetings of and corporate actions or written consents by the respective Board of Directors, any committee thereof, and the shareholders of Kirschner. There have been no transactions involving the business of Kirschner that should have been set forth in the books of account, minute book, stock record book or stock transfer ledger, but which have not been accurately set forth therein.

     Section 4.7. SEC Reports and Financial Statements. Kirschner has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder (the "Kirschner SEC Reports"), each of which complied, at the time such Kirschner SEC Report was filed, in all material respects with the then applicable requirements of the Securities Act, the Exchange Act or both as the case may be, and the rules and regulations thereunder. None of the Kirschner SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Kirschner included in the Kirschner SEC Reports were prepared from Kirschner's books and records in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Kirschner and its consolidated subsidiaries as at the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein.

     Section 4.8. Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.8, as of the date of the balance sheet of Kirschner included in its Annual Report on Form 10-K for the Year Ended December 31, 1993 ("Kirschner Balance Sheet"), Kirschner had no debts, liabilities or obligations of any nature whatsoever (known or unknown, matured or unmatured, absolute, accrued, fixed, contingent, or otherwise, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Kirschner's income, and products liability or any other liability attributable to defects in products, materials or workmanship which was not covered by insurance), that are required by GAAP to be set forth or reserved against on the face of the Kirschner Balance Sheet (excluding the notes thereto) that are not so set forth or reserved against. All reserves established by Kirschner and set forth on the Kirschner Balance Sheet are and will be adequate.

     Section 4.9.  Tax Matters.

          (a) All material federal, state, county, local, foreign and other taxes, including without limitation income (including gross, adjusted gross and supplemental net income taxes), receipts, sales, use, franchise, value added, excise, recording, filing, real and personal property, employees' income, unemployment, social security taxes (including withholding obligations for trust fund taxes), and all other material taxes (together with all interest and penalties imposed thereon) ("Taxes"), due and payable by or on behalf of Kirschner have been timely paid in full or timely and fully withheld and paid, as the case may be, except for Taxes being contested in good faith by appropriate proceedings as described in Schedule 4.9. Kirschner has timely filed with the Internal Revenue Service or other appropriate governmental authority, or provided to its employees, shareholders, consultants or other persons all tax returns, statements, forms or reports ("Returns") required to be filed or provided by it, and all Returns are true, correct and complete in all respects and reflect all income, deductions, credits, liability for Taxes and information required therein of Kirschner. Kirschner has not been delinquent in the payment of any Tax assessment (whether proposed or final) or governmental charge or deposit of any kind or character.

          (b) All accrued but unpaid Taxes accrued for tax periods or portions thereof ending on or prior to December 31, 1993 are duly reflected as a liability or reserved against on the Kirschner Balance Sheet and Kirschner has established and maintained adequate reserves for Taxes for all prior tax periods.

          (c) Kirschner (i) has no Tax deficiency or claim outstanding, proposed or assessed against it and there is no basis for any such deficiency or claim; (ii) has no audit, action, suit, proceeding or investigation for Taxes pending or threatened against it; and (iii) has not received any notice that any deficiency, claim, audit, action, suit, proceeding or investigation may be made against or with respect to it. Except as described in Schedule 4.9, during its existence Kirschner has not received any notice of any material deficiency which has not been satisfactorily resolved or other adjustment from the Internal Revenue Service or any other Taxing Authority, and, except as set forth in Schedule 4.9, Kirschner's Returns have been audited by the Internal Revenue Service through December 31, 1991.

          (d) Except as described in Schedule 4.9, there is not now in force any extension of time with respect to the date on which any Return was or is due to be filed or provided by or on behalf of or with respect to Kirschner or any waiver or agreement by Kirschner for an extension of time for the assessment of any Tax. No election has been made to treat Kirschner as a "collapsible corporation" under Section 341(f) of the Internal Revenue Code of 1986, as amended ("Code"). Kirschner is not subject to any penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any Return required to be filed with any governmental authority. Except as described in Schedule 4.9, Kirschner has no pending requests with any governmental authority for rulings as to payment of any Tax.

          (e) All leases have been properly reported as either "capital" leases or "true" leases, as those terms are commonly used for federal income tax purposes. None of the property owned or used by Kirschner is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

          (f) There are no liens for Taxes upon any of Kirschner's assets, except liens for current Taxes not yet due. Except as described in Schedule 4.9, Kirschner is not currently under any contractual obligation to indemnify any other person with respect to Taxes and is not a party to any agreement providing for payments with respect to Taxes. Kirschner will not be required, as a result of a change in method of accounting, to include any adjustment under Section 481(c) of the Code in any period ending after the Closing Date. Except as set forth in
     Schedule 4.9, no agreement exists that may cause any payment by Kirschner to be nondeductible in full or in part under
     Section 280G of the Code. Since January 1, 1990, Kirschner has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code but Kirschner is a common parent of such an affiliated group.

     Section 4.10. Absence of Changes or Events. Except as set forth in Schedule 4.10, since December 31, 1993 the business of Kirschner has been conducted only in the ordinary course and consistent with historical practices and, since December 31, 1993, Kirschner has not:

          (a) Declared, set aside or made any payment of dividends or other distributions to its shareholders upon or in respect of any Kirschner Shares or purchased, retired or redeemed any Kirschner Shares or other securities issued by it;

          (b) Mortgaged, pledged or subjected to lien, mortgage, pledge, claim, security interest, charge, encumbrance or restriction any material portion of its tangible or intangible property, business or assets;

          (c) Sold, transferred, leased to others or otherwise disposed of any material portion of its tangible or intangible assets or properties, except for inventory sold in the ordinary course of business;

          (d) Encountered any actual or threatened labor union organizing activity or collective bargaining agreement negotiation, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relationship with its employees, agents, consultants, salespersons, distributors or independent contractors;

          (e) Transferred or granted any concessions, leases, licenses, agreements or other rights with respect to or under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, service mark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

          (f) Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to any director, officer, employee, consultant, sales representative, distributor or independent contractor of Kirschner other than normal annual increases consistent with past practice, entered into any employment contract with any officer or salaried employee, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement, or made any loan or advance to any third party except those made pursuant to normal trade terms extended to customers;

          (g) Issued or sold any shares of its capital stock, bonds, notes or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any third party;

          (h) Changed its accounting methods or practices, including without limitation changes in depreciation or amortization policies or rates and in the method of accounting for inventory;

          (i) Suffered any change, event or condition that, in any case or in the aggregate, has had or may have a material adverse effect on Kirschner's condition (financial or otherwise), properties, assets, liabilities, operations or prospects;

          (j) Entered into any transaction, contract or commitment, other than in the ordinary course of business; or

          (k) Entered into any agreement or contract, made any commitment or otherwise obligated itself to take any of the types of action described in Subsections (a) through (j) of this Section 4.10.

     Section 4.11.  Compliance with Laws; No Default or
Litigation.  Except as set forth in Schedule 4.11:

          (a) To Kirschner's knowledge, Kirschner is not in default of and has not violated (nor is there any event or condition which, with notice or lapse of time or both, would constitute a default or violation of) in any respect (i) any material contract, agreement, lease, consent order or other written commitment or instrument to which it is a party or by which the assets or business of Kirschner are bound, or (ii) any law, rule, regulation, ordinance, writ, injunction, development order, permit, resolution, approval, order, decree, policy or guideline of any court or any foreign, federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality (including without limitation applicable laws, rules and regulations relating to environmental protection, antitrust, civil rights, health and occupational health and safety) except where such default or violation would not, individually or in the aggregate with all other defaults and/or violations, have a material adverse effect on Kirschner, its assets or its business;

          (b) Except as disclosed in Kirschner's most recent Form 10-K report, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Kirschner, threatened against Kirschner or involving any of its assets or its business, whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality which if adversely determined could have a material adverse effect on Kirschner, its assets or its business. Since January 1, 1990, Kirschner has not received any notice of any violation of any law, rule, regulation, ordinance, writ, injunction, order or decree relating to Kirschner or its officers, directors, employees, assets or business except where such violation would not, individually or in the aggregate with all other violations, have a material adverse effect on Kirschner, its assets or its business.
     Schedule 4.11 also contains an indication as to whether or not such claims and violations are insured or uninsured;

          (c) Kirschner is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings that if adopted or issued would be reasonably likely to have a material adverse effect on Kirschner, its assets or its business; and

          (d) For purposes of this Article, "to the knowledge of" or words of like import mean that the party to which the statement is attributed:

               (i) has made such investigations, and has made such inquiries of directors, officers and responsible employees of Kirschner and of legal counsel, independent auditors, actuaries and other persons who have performed services for Kirschner as shall be reasonably necessary to determine the accuracy of such representation or warranty; and

               (ii) nothing has come to the person's attention in the course of such investigation and review or otherwise, which would cause the person, in the exercise of reasonable care (in accordance with the standards of what a reasonable person in similar circumstances would have done to satisfy himself as to the accuracy of the representation and warranty), to believe that such representation and warranty is not true and correct in all respects.

     Section 4.12.  Property.

          (a) Schedule 4.12 contains (i) the street address and legal description of each parcel of all real property owned or leased from third parties by Kirschner, including all buildings, structures and improvements located thereon ("Real Property") and (ii) a brief description of the use to which each parcel of the Real Property is being employed and/or the use for which it is currently intended.

          (b) Kirschner owns or leases from third parties all tools, furniture, machinery, computer hardware and software, supplies, vehicles, equipment and other items of tangible personal property that are required to conduct its business ("Personal Property").

          (c) Except as set forth in Schedule 4.12, the Real Property and each item of the Personal Property conforms in all material respects to applicable federal, state, local and foreign laws, regulations and ordinances, including without limitation, in the case of the Real Property, those related to zoning, use or construction, and the Real Property is zoned for the purposes for which it presently is used. The Real Property and each item of the Personal Property is in good operating condition and repair, subject to normal wear and tear, and is suitable for its intended use by Kirschner.

          (d) With respect to each parcel of Real Property and each item of Personal Property that is leased from third parties ("Leased Property"), Kirschner is the owner and holder of the entire interest in the leasehold estates purported to be granted by the leases or agreements, each of which is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto, enforceable in accordance with its terms. No consent of any lessor of the Leased Property is required in connection with the transactions contemplated by this Agreement, except as set forth in Schedule 4.12.

     Section 4.13. Inventory. Except to the extent provided for in Kirschner's inventory reserve or as set forth in Schedule 4.13, each item of Kirschner's inventory, raw materials, components, repair parts, work-in-process and finished goods ("Inventory") is
(a) good and saleable in the ordinary course of business, or suitable and usable for the production or completion of products that will be good and saleable in the ordinary course of business, as first quality goods at normal mark-ups, or (b) Inventory awaiting the approval of the United States Food and Drug Administration, and none of the Inventory consists of any items that are slow-moving, obsolete or of below-standard quality.

     Section 4.14.  Contracts.

          (a) Schedule 4.14(a) lists all contracts, leases (other than those described in Schedule 4.12), commitments, purchase orders, work orders, agreements, consent orders and other arrangements, including all amendments thereto, to which Kirschner is a party or is subject or by which Kirschner, its assets, or its business is bound, that fall into one or more of the following categories ("Contracts"):

               (i)  All loans, lines of credit, security
          agreements, guaranties or other payment obligations;

               (ii) All employment agreements, contracts, policies and commitments with or between Kirschner and any of its employees, directors or officers, individually or as one or more groups, including without limitation those relating to severance;

               (iii)     All agreements of guaranty or
          indemnification;

               (iv) All agreements, contracts and commitments containing any covenant limiting the right of Kirschner to engage in any line of business or compete with any person;

               (v)  Each agreement, contract and commitment
          relating to capital expenditures in excess of $50,000;

               (vi) All agreements, contracts and commitments entered into otherwise than in the ordinary course of business that individually involve the payment of $50,000 or more over their remaining terms (including any period of extension or renewal);

               (vii)     All material agreements, contracts and
          commitments relating to the grant or receipt of any license or royalty;

               (viii) All agreements, contracts and commitments that require consent by any other person in connection with the consummation of the transactions contemplated by this Agreement and the Merger Documents either to prevent a breach or to continue the effectiveness thereof; and

               (ix) All agreements with any Affiliate of Kirschner.

          (b) All of the Contracts are valid and binding obligations of the respective parties thereto, enforceable in accordance with their respective terms, are in full force and effect, and the Surviving Corporation will be entitled to the full benefits thereof. None of the Contracts is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or adverse to Kirschner, its assets, or its business or likely, either before or after the Closing, to result in any loss or liability. None of the Contracts is subject to renegotiation with any governmental body.

     Section 4.15.  Licenses and Permits.

          (a) Schedule 4.15 contains a true and complete list of franchises, licenses, permits, certificates, approvals, resolutions, development orders, consents and other authorizations necessary to own, lease or operate Kirschner's assets or to conduct its business in compliance with applicable law ("Permits") and, with respect to each Permit, the name of the licensor or grantor, a description of the subject matter, the termination date, and the terms of any renewal options. Kirschner has delivered to Biomet true and complete copies of all of the Permits.

          (b) Kirschner lawfully obtained and currently possesses the Permits and has fulfilled and performed its obligations under each of the Permits. No event has occurred and no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would allow revocation or termination of any of the Permits, or which might adversely affect the rights of Kirschner under any of the Permits. No notice of cancellation, of default, or of any dispute concerning any of the Permits, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, Kirschner or its officers, directors or employees. Each of the Permits is valid, subsisting and in full force and effect, and will continue in full force and effect after the Merger, in each case without
     (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other person.

          (c) Neither Kirschner nor its officers, directors or employees is aware of any pending or proposed federal, state, local or foreign statutory or regulatory changes that will or may affect the terms of any of the Permits or otherwise have an adverse effect on the Surviving Corporation's ability to use Kirschner's assets or conduct its business after the Closing in accordance with the Permits.

          (d) The Permits include all applicable environmental, land use and growth management obligations required by any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality.

     Section 4.16. Proprietary Information. Schedule 4.16 contains a true and complete list and brief description of all Intellectual Property, directly or indirectly related to the products, services or operations of Kirschner or necessary to use the assets or conduct the business of Kirschner as presently used or conducted. Kirschner owns or possesses the licenses or other rights to use the name "Kirschner Medical Corporation," and all the Intellectual Property identified in Schedule 4.16. Except as set forth in Schedule 4.16, to its knowledge, Kirschner is not infringing upon or otherwise acting adversely to any Intellectual Property, the rights to which are owned by any other person. There is no claim or action by any person pending or, to the knowledge of Kirschner threatened, with respect thereto. For the purposes of this Agreement, "Intellectual Property" means the names "Kirschner Medical Corporation" (and any and all variations thereof) and all the corporate names, trade names, trademarks, trademark applications, service marks, service mark applications, theme concepts, copyrights, copyright applications, patents, patent applications, inventions, trade secrets, shop rights, know-how, business plans and strategies, proprietary processes and formulae, data bases, telephone numbers and all other proprietary technical information, whether patentable or unpatentable, directly or indirectly related to the products, services or operations of the business or necessary to conduct the business as it is now being conducted.

     Section 4.17. Title to Assets and Related Matters. Kirschner has good, marketable and insurable title to all of the assets owned by it, free and clear of all mortgages, liens, pledges, charges, claims, security interests, encumbrances, easements, encroachments, limitations, restrictions, rights of third parties or other interests of any kind or character, except as set forth in
Schedule 4.17 and except for liens for Taxes not yet due and payable.

     Section 4.18.  Environmental Matters.

          (a) All of the Real Property and all operations conducted thereon, including without limitation Kirschner's use of its assets and the Real Property, are currently in compliance with all applicable federal, state, local and foreign environmental, land use and growth management laws, regulations, rules, ordinances, permits, development orders, approvals, resolutions and orders, including all consent orders.

          (b) With respect to the Real Property, there exists no state of affairs and to Kirschner's knowledge there has occurred no event that currently requires, or is currently expected to require in the future, reporting or disclosure by the Surviving Corporation to any federal, state, local or foreign agency concerned with environmental protection and management or land use control or growth management.

          (c) There are no pending or, to Kirschner's knowledge, threatened claims by any private parties or governmental agencies, and there are no pending or threatened judicial or administrative actions, alleging violations of any federal, state, local or foreign environmental, land use or growth management laws, regulations, rules, ordinances, permits, development orders, approvals, resolutions or orders on or connected with the Real Property, the assets or the operations conducted thereon or at any time prior to the Closing Date.

          (d) Schedule 4.18 contains a list and brief description of all material written and oral communications between Kirschner and any federal, state or local governmental authority with respect to any removal, remediation or clean-up required to be undertaken, the results of any inspection or compliance review, potential liability arising under or potential violations of the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act and equivalent state and local laws, regulations, rules, ordinances and all court and administrative orders issued pursuant thereto, since January 1, 1990.

     Section 4.19.  Labor Relations; Employees.

          (a)  Kirschner employs approximately 507 employees.
     Kirschner is not a party to any collective bargaining agreement with respect to its workforce or any portion thereof. Except as set forth in Schedule 4.19:

               (i) Kirschner enjoys a good employer-employee relationship with all its employees;

               (ii) Kirschner has paid in full to all its employees all due and owing wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them and each of them to the date hereof;

               (iii) Kirschner is in substantial compliance with (1) all federal, state, local and foreign laws, regulations, rules, ordinances and court and administrative orders dealing with employment and employment practices of any kind, (2) all of the terms and conditions of employment of any kind with respect to its business, and (3) all wages and hours requirements and regulations;

               (iv) there is no unfair labor practice, safety, health, discrimination or wage claim, charge, complaint suit, arbitration or proceeding pending or to Kirschner's knowledge threatened against or involving Kirschner before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor or any other federal, state, local or foreign agency;

               (v)  there is no labor dispute, strike, work
          stoppage, interference with production or slowdown in progress or to Kirschner's knowledge threatened against or involving Kirschner;

               (vi) there is no question of representation under the National Labor Relations Act, as amended, or any similar state statute, pending with respect to the employees of Kirschner;

               (vii)     there is no grievance pending or to
          Kirschner's knowledge threatened which might have a material adverse effect on Kirschner or on the conduct of its business; and

               (viii)    there is no collective bargaining
          agreement currently being negotiated or subject to negotiation or renegotiation by Kirschner.

     Section 4.20. Employee Benefit Plans.

          (a) "Pension Benefit Plan" means an "employee pension benefit plan" (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other employee pension or profit sharing plan, program arrangement or agreement, whether insured or uninsured, funded or unfunded, including without limitation each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, severance plan or policy and any other employee benefit plan, agreement, arrangement or commitment maintained by, or promised by, Kirschner, or to which Kirschner contributes, or is legally obligated to contribute, for its employees.

          (b) "Welfare Benefit Plan" means an "employee welfare benefit plan" (as defined in Section 3 of ERISA) and any other employee benefit plan, program, arrangement or agreement whether insured or uninsured, funded or unfunded, maintained by Kirschner, or to which Kirschner contributes, or is legally obligated to contribute, for its employees other than a Pension Benefit Plan.

          (c)  Schedule 4.20 contains a list of each Welfare
     Benefit Plan and each Pension Benefit Plan.

          (d) The funding method used in connection with each Pension Benefit Plan has at all times satisfied and will as of the Closing Date satisfy in all material respects any and all applicable requirements under ERISA or the Code. Except as set forth in Schedule 4.20 there is as of the date hereof no "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Code Section 412(a) (whether or not waived) which exists, asserted or unasserted, with respect to any plan year of any Pension Benefit Plan.

          (e) Except as set forth in Schedule 4.20, there are no material liabilities of Kirschner, contingent or otherwise, accrued or unaccrued, asserted or unasserted, with respect to any Pension Benefit Plan or any Welfare Benefit Plan. Except to the extent provided in Schedule 4.20, each defined benefit Pension Plan, if terminated on the date of this Agreement, would have sufficient assets to provide all plan liabilities, as determined in accordance with the PBGC assumptions for terminating single employer plans.

          (f) With respect to each Pension Benefit Plan and each Welfare Benefit Plan, Schedule 4.20 sets forth the amount of any contribution made in the most recent fiscal year ended prior to July 15, 1994.

          (g) Except as set forth in Schedule 4.20, each Pension Benefit Plan has at all times qualified under Section 401(a) of the Code and been tax exempt under Section 501(a) of the Code, and the Internal Revenue Service has made a favorable determination as to the qualification under the Code of each of the Pension Benefit Plans.

          (h) Schedule 4.20 contains a list of each separate trust agreement, custodial agreement, investment management agreement, administrative services agreement and insurance policy or annuity contract associated with or related to each Welfare Benefit Plan and each Pension Benefit Plan.

          (i) Except as set forth in Schedule 4.20, since January 1, 1990, each Welfare Benefit Plan and each Pension Benefit Plan has been operated and administered at all times and in all material respects in compliance with the requirements of ERISA and the Code, and all other applicable laws, rules and regulations. All reports and disclosures required by any governmental agency with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely filed with each appropriate governmental agency and distributed to all required persons in an appropriate and timely manner and in compliance with all applicable laws, rules and regulations.

          (j) No plan fiduciary of any Welfare Benefit Plan or any Pension Benefit Plan has engaged in or authorized any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) which would result in any material amount of liability. Neither Kirschner nor any entity under common control with it ("Common Control Entity") has incurred any material amount of penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code. Schedule 4.20 sets forth the name and business address of each Common Control Entity other than Kirschner.

          (k) Except as set forth in Schedule 4.20, no Pension Benefit Plan has ever acquired or held any "employer security" or "employer real property" each as defined in Section 407(d) of ERISA, and any such acquisition or holding as so set forth has at all times been in compliance with ERISA, the Code and all other applicable laws, rules and regulations.

          (l) There are no premiums due currently to the Pension Benefit Guaranty Corporation ("PBGC") for any Pension Benefit Plan and neither Kirschner nor any Common Control Entity has incurred any material amount of liability to the PBGC or otherwise under Sections 4062, 4063 or 4064 of ERISA.

          (m) Except as set forth in Schedule 4.20, no filing has been made by Kirschner or any Common Control Entity with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Benefit Plan maintained, or wholly or partially funded, by Kirschner or any Common Control Entity.

          (n) Neither Kirschner nor any Common Control Entity has ever contributed to a multiemployer plan (as defined in Section 3(37) of ERISA). No entity that Kirschner has ever been in common control with has ever contributed to a multiemployer plan.

          (o) Kirschner has delivered to Biomet true and complete copies of the Welfare Benefit Plans and the Pension Benefit Plans listed in Schedule 4.20, related trust agreements, custodial agreements, insurance policies or annuity contracts (or any other funding instruments), the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, and the Annual Reports on the Form 5500 Series required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the two most recent plan years.

          (p) Kirschner is not a member of an affiliated service group within the meaning of Code Section 414(m).

          (q) Kirschner does not have any leased employees within the meaning of Code Section 414(n).

          (r) Kirschner does not have any employees within the meaning of the regulations under Code Section 414(o).

          (s) None of the employees of Kirschner is a member of any voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9).

          (t) Neither Kirschner nor any Common Control Entity is a "substantial employer" under Section 4063 of ERISA.

          (u) Neither Kirschner nor any Common Control Entity has any obligation to provide any medical or health benefits to any former employees, retired employees or their dependents, except to the extent required by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

          (v) Kirschner and each Common Control Entity has complied with the requirements of Title X of COBRA and the rules and regulations thereunder.

          (w) Kirschner has not contributed to a voluntary employees' beneficiary association in any year, nor claimed a deduction under Section 419(a)(2) of the Code for any taxable year in excess of any welfare benefit funds' qualified cost for the taxable year as determined under Section 419(c) of the Code, nor made any additions to any qualified asset account in excess of the account limit as determined under
     Section 419A(c) of the Code.

          (x) There is no contract, agreement, plan, promise or arrangement covering any current or former employee of Kirschner that could give rise to any other payments, benefits, obligations or liabilities other than as disclosed on the schedules to this Section 4.20.

          (y) No condition or circumstance exists that would prevent Kirschner, Biomet or the Company from amending or terminating any Pension Benefit Plan or Welfare Benefit Plan.

          (z) Schedule 4.20 contains a true and complete list of any other plans, programs or arrangements that benefit employees that are not otherwise described in this Section
     4.20.

     Section 4.21.  Insurance.

          (a) Kirschner is insured by financially sound and reputable insurers with respect to its properties and the conduct of its businesses.

          (b) Schedule 4.21 contains (i) a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, workers' compensation, health and other forms of insurance held by Kirschner and specifies the insurer, amount of coverage, type of insurance and policy number; and (ii) for the past five fiscal years, an accurate description of any prior claims, any cancellation or significant increase in premiums and any pending claims under those or predecessor policies.

          (c) The policies listed in Schedule 4.21 are outstanding, in full force and effect and all premiums billed with respect to those policies have been paid. The insurance coverage provided by the policies listed in Schedule 4.21 satisfies all contractual and statutory requirements applicable to Kirschner, its assets or its business and is in such amounts and insures against such liabilities and hazards as is consistent with past practice and as is customarily maintained by other companies operating in similar businesses. Kirschner has not, during the past five fiscal years, been denied or had revoked or rescinded by a carrier any policy of insurance.

     Section 4.22. Brokers' or Finders' Fees. No agent, broker, investment banker or other person or firm acting on behalf of Kirschner or any of its directors or executive officers, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from either of the parties hereto in connection with any of the transactions contemplated hereby, except for those fees or commissions set forth and described in Schedule
4.22 which Kirschner shall have paid in full prior to or at the Closing, and evidence of payment for which shall have been delivered to Biomet at the Closing.

     Section 4.23.  Disclosure.

          (a) No representation or warranty by Kirschner contained in this Agreement and no statement made by Kirschner with respect to a matter of material significance to the transactions contemplated hereby contained in any certificate or other instrument delivered or to be delivered with this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. All information in any Schedule, Exhibit or any contract delivered on behalf of Kirschner pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to have been relied upon by Biomet and BAC and constitute representations and warranties by Kirschner herein.

          (b) None of the information supplied or to be supplied by Kirschner for inclusion in (i) the Proxy Statement, or (ii) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Biomet in connection with the offer and issuance of the Biomet Common Shares and Biomet Rights in or as a result of the Merger (the "Registration Statement"), including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to the Kirschner shareholders and at the time of the meeting of such shareholders to be held in accordance with Section 6.3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Kirschner with respect to information supplied by Biomet or BAC for inclusion therein.

     Section 4.24.  Termination of Agreements with
Orthomet. Kirschner has taken, or prior to the Effective Time will take, all action as may be required to be taken by it to terminate all of its obligations to Orthomet relating to or arising out of a letter of intent between Kirschner and Orthomet dated May 25, 1994 relating to a proposed business combination of Kirschner and Orthomet and upon the taking of such action Kirschner shall have no material liability to Orthomet with respect thereto. Kirschner has disclosed to Biomet all material facts concerning the circumstances surrounding the letter of intent with Orthomet and the transactions contemplated thereby and there are no agreements, understandings or arrangements between Kirschner and Orthomet concerning or relating to a business combination between Kirschner and Orthomet that have not been disclosed to Biomet.

     Section 4.25. Representations and Warranties as of Date Hereof. The representations and warranties contained in the foregoing Sections 4.1 through 4.24 inclusive are made as of the date hereof, except as otherwise expressly indicated therein.

                            ARTICLE V

        Representations and Warranties of Biomet and BAC

     For purposes of this Article V, each of the representations and warranties of Biomet shall be deemed to have been made with respect to Biomet and with respect to each of its subsidiaries. As a material inducement to Kirschner to enter into this Agreement and to consummate the transactions contemplated hereby, Biomet and BAC represent and warrant to Kirschner that:

     Section 5.1. Organization; Power. Biomet is a corporation duly organized and validly existing under the laws of the State of Indiana, for which all required annual reports have been filed with the Indiana Secretary of State and for which no Articles of Dissolution appear as having been filed with the Indiana Secretary of State. BAC is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Biomet and BAC has all the requisite corporate power and authority to own, lease and operate its business as it is now being conducted and to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with and fulfill the terms and conditions of this Agreement.

     Section 5.2. Capital Stock. The authorized shares of Biomet and BAC are as set forth in the Preliminary Statement to this Agreement. All issued and outstanding Biomet Common Shares are validly issued and outstanding, fully paid and nonassessable.

     Section 5.3.  Authority; No Violation; Etc..

          (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Biomet and BAC. This Agreement is a valid and binding obligation of Biomet and BAC, enforceable against Biomet and BAC in accordance with its terms and conditions, except as the enforcement hereof and thereof may be affected by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or law.

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Biomet and BAC with any of the provisions hereof, will:

               (i) conflict with, violate, result in a breach of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of the Articles or Certificate of Incorporation or Bylaws of Biomet or BAC, any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which Biomet or BAC is a party or by which Biomet or BAC may be bound;

               (ii) violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction or decree of any court, administrative agency or governmental agency or body applicable to Biomet or BAC; or

               (iii) constitute an event that, with or without notice, lapse of time or action by a third party, could result in the creation of any lien, charge or encumbrance upon any of the assets of Biomet or BAC or cause the maturity of any liability, obligation or debt of Biomet or BAC to be accelerated or increased.

     Section 5.4. Consents and Approvals. Except in connection with the HSR Act, the Securities Act and the Exchange Act and the approval of this Agreement by Biomet as the shareholder of BAC, the execution, delivery and performance of this Agreement by Biomet and BAC and the consummation of the transactions contemplated hereby will not require any notice to, action of, filing with or consent, authorization, order or approval from any court, administrative agency or other governmental authority or agency, or any individual, corporation, partnership, joint venture, association, firm, organization, group or any other entity or enterprise.

     Section 5.5. Reports. Biomet has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations of the SEC thereunder (the "Biomet SEC Reports"), each of which complied, at the time such form, report or document was filed, in all material respects with the then applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder. None of the Biomet SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Biomet included in the Biomet SEC Reports were prepared from Biomet's books and records in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Biomet and its consolidated subsidiaries as at the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein.

     Section 5.6. Absence of Undisclosed Liabilities. Except as set forth or reserved against on the face of the balance sheet of Biomet included in the Biomet Audited Financial Statements ("Biomet Balance Sheet") or in Schedule 5.6, as of the date of the Biomet Balance Sheet, Biomet had no debts, liabilities or obligations of any nature whatsoever (known or unknown, matured or unmatured, absolute, accrued, fixed, contingent or otherwise, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Biomet's income, and products liability or any other liability attributable to defects in products, materials or workmanship not covered by insurance) that are required by generally accepted accounting principles to be so set forth or reserved against that are not set forth or reserved against on the Biomet Balance Sheet.

     Section 5.7. Due Authorization of Shares. The Biomet Common Shares and Biomet Rights to be issued at the Closing will, when issued, be duly authorized Common Shares and common share purchase rights of Biomet and, when delivered, will be duly and validly issued, fully paid and nonassessable and qualified for quotation on NASDAQ-NMS subject to notice of issuance.

     Section 5.8.  Tax Matters.

          (a) All Taxes due and payable by or on behalf of Biomet have been timely paid in full or timely and fully withheld and paid, as the case may be, except for Taxes being contested in good faith by appropriate proceedings as described in Schedule
     5.8. Biomet has timely filed with the Internal Revenue Service or other appropriate governmental authority, or provided to its employees, shareholders, consultants or other persons all Returns required to be filed or provided by it, and all Returns are true, correct and complete in all respects and reflect all income, deductions, credits, liability for Taxes and information required therein of Biomet. Biomet has not been delinquent in the payment of any Tax assessment (whether proposed or final) or governmental charge or deposit of any kind or character.

          (b) All accrued but unpaid Taxes accrued for tax periods or portions thereof ending on or prior to May 31, 1993 are duly reflected as a liability or reserved against on the Biomet Balance Sheet and Biomet has established and maintained adequate reserves for Taxes for all prior tax periods.

          (c) Biomet (i) has no Tax deficiency or claim outstanding, proposed or assessed against it and there is no basis for any such deficiency or claim; (ii) has no audit, action, suit, proceeding or investigation for Taxes pending or threatened against it; and (iii) has not received any notice that any deficiency, claim, audit, action, suit, proceeding or investigation may be made against or with respect to it. Except as described in Schedule 5.8, during its existence Biomet has not received any notice of any material deficiency which has not been satisfactorily resolved or other adjustment from the Internal Revenue Service or any other Taxing Authority.

     Section 5.9.  Compliance with Laws; No Default or
Litigation.  Except as set forth in Schedule 5.9:

          (a) To Biomet's knowledge, Biomet is not in default of and has not violated (nor is there any event or condition which, with notice or lapse of time or both, would constitute a default or violation of) in any respect (i) any material contract, agreement, lease, consent order or other written commitment or instrument to which it is a party or by which the assets or business of Biomet are bound, or (ii) any law, rule, regulation, ordinance, writ, injunction, development order, permit, resolution, approval, order, decree, policy or guideline of any court or any foreign, federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality (including without limitation applicable laws, rules and regulations relating to environmental protection, antitrust, civil rights, health and occupational health and safety) except where such violation would not, individually or in the aggregate with all other violations, have a material adverse effect on Biomet, its assets or its business;

          (b) Except as disclosed in Biomet's most recent Form 10-K report, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Biomet, threatened against Biomet or involving any of its assets or its business, whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality which if adversely determined could have a material adverse effect on Biomet, its assets or its business. Since January 1, 1990, Biomet has not received any notice of any violation of any law, rule, regulation, ordinance, writ, injunction, order or decree relating to Biomet or its officers, directors, employees, assets or business except where such violation would not, individually or in the aggregate with all other violations, have a material adverse effect on Biomet, its assets or its business. Schedule 5.9 also contains an indication as to whether or not such claims and violations are insured or uninsured;

          (c) No action, suit or proceeding has been instituted or, to the knowledge of Biomet, threatened to restrain or prohibit or otherwise challenge the legality or validity of or to seek damages resulting from the transactions contemplated by this Agreement;

          (d) Biomet is not aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings that if adopted or issued would be reasonably likely to have a material adverse effect on Biomet, its assets or its business; and

          (e) For purposes of this Article, "to the knowledge of" or words of like import mean that the party to which the statement is attributed:

               (i) has made such investigations, and has made such inquiries of directors, officers and responsible employees of Biomet and of legal counsel, independent auditors, actuaries and other persons who have performed services for Biomet as shall be reasonably necessary to determine the accuracy of such representation or warranty; and

               (ii) nothing has come to the person's attention in the course of such investigation and review or otherwise, which would cause the person, in the exercise of reasonable care (in accordance with the standards of what a reasonable person in similar circumstances would have done to satisfy himself as to the accuracy of the representation and warranty), to believe that such representation and warranty is not true and correct in all respects.

     Section 5.10.  Licenses and Permits.

          (a) Schedule 5.10 contains a true and complete list of franchises, licenses, permits, certificates, approvals, resolutions, development orders, consents and other authorizations necessary to own, lease or operate Biomet's assets or to conduct its business in compliance with applicable law ("Permits") and, with respect to each Permit, the name of the licensor or grantor, a description of the subject matter, the termination date, and the terms of any renewal options. Biomet has delivered to Kirschner true and complete copies of all of the Permits.

          (b) Biomet lawfully obtained and currently possesses the Permits and has fulfilled and performed its obligations under each of the Permits. No event has occurred and no condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would allow revocation or termination of any of the Permits, or which might adversely affect the rights of Biomet under any of the Permits. No notice of cancellation, of default, or of any dispute concerning any of the Permits, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, Biomet or its officers, directors or employees. Each of the Permits is valid, subsisting and in full force and effect, and will continue in full force and effect after the Merger, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval or act of, or the making of any filing with, any governmental body, regulatory commission or other person.

          (c) Neither Biomet nor its officers, directors or employees is aware of any pending or proposed federal, state, local or foreign statutory or regulatory changes that will or may affect the terms of any of the Permits.

          (d) The Permits include all applicable environmental, land use and growth management obligations required by any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality.

     Section 5.11.  Environmental Matters.

          (a) All of the real property owned or leased from third parties by Biomet and all operations conducted thereon, including without limitation Biomet's use of its assets and such real property, are currently in compliance with all applicable federal, state, local and foreign environmental, land use and growth management laws, regulations, rules, ordinances, permits, development orders, approvals, resolutions and orders, including all consent orders.

          (b) With respect to the real property described above, there exists no state of affairs and to Biomet's knowledge there has occurred no event that currently requires, or is currently expected to require in the future, reporting or disclosure by Biomet to any federal, state, local or foreign agency concerned with environmental protection and management or land use control or growth management.

          (c) Schedule 5.11 contains a list and brief description of all material written and oral communications between Biomet and any federal, state or local governmental authority with respect to any removal, remediation or clean-up required to be undertaken, the results of any inspection or compliance review, potential liability arising under or potential violations of the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act and equivalent state and local laws, regulations, rules, ordinances and all court and administrative orders issued pursuant thereto, since
     January 1, 1990.

     Section 5.12. Brokers' or Finders' Fees. No agent, broker, investment banker or other person or firm acting on behalf of Biomet or any of its directors or executive officers, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from either of the parties hereto in connection with any of the transactions contemplated hereby.

     Section 5.13.  Disclosure.

          (a) No representation or warranty by Biomet or BAC contained in this Agreement and no statement made by Biomet or BAC with respect to a matter of material significance to the transactions contemplated hereby contained in any certificate or other instrument delivered or to be delivered with this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. All information in any Schedule, Exhibit or any contract delivered on behalf of Biomet or BAC pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to have been relied upon by Kirschner and constitute representations and warranties by Biomet or BAC herein.

          (b) None of the information supplied or to be supplied by Biomet or BAC for inclusion in (i) the Proxy Statement, or
     (ii) the Registration Statement, including the Proxy Statement included therein, will, in the case of the Proxy Statement, at the time of mailing of the Proxy Statement to the Kirschner shareholders and at the time of the meeting of such shareholders to be held in accordance with Section 6.3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by Biomet or BAC with respect to information supplied by Kirschner for inclusion therein.

     Section 5.14. Representations and Warranties as of Date Hereof. The representations and warranties contained in the foregoing Sections 5.1 through 5.13 inclusive are made as of the date hereof, except as otherwise expressly indicated therein.

                           ARTICLE VI

           Certain Pre-Closing Covenants of Kirschner

     Kirschner covenants and agrees that between the date hereof and the Closing:

     Section 6.1. Maintenance of Corporate Status. Kirschner shall be maintained at all times as a corporation validly existing and in good standing under the laws of the State of Delaware and in good standing as a foreign corporation in all states in which it is currently qualified to do business. Except as otherwise provided in this Agreement, no amendment shall be made to the Restated Certificate of Incorporation or Bylaws of Kirschner without the prior written consent of Biomet.

     Section 6.2. No Change in Capitalization. No change will be made in the number of issued and outstanding Kirschner Shares, other than as a result of the exercise of outstanding warrants or options to purchase Kirschner Common in accordance with the terms of such warrants or options, the redemption of the Kirschner Rights as required by Section 6.7 and the rescission of the grants of restricted Kirschner Common as may be required by Section 6.8. No option, warrant or any other right to purchase or to convert any obligation or security into Kirschner Shares will be sold, issued or granted by Kirschner. Any obligations to provide Kirschner Common pursuant to Kirschner's Employee Stock Purchase Plan will be satisfied by market purchases.

     Section 6.3. Shareholders Meeting; Proxy Material. Kirschner shall cause a meeting of its shareholders to be duly called and held as soon as practicable following the effectiveness of the Registration Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of Kirschner shall, subject to their fiduciary duties, recommend approval and adoption of this Agreement and the Merger by Kirschner's shareholders. In connection with such meeting,
Kirschner:

          (a) will cooperate with Biomet in the prompt preparation of the Registration Statement and use its best efforts to have the Registration Statement cleared by the SEC, and will thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other solicitation materials for use in connection with the meeting of shareholders;

          (b) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger, including without limitation the solicitation of proxies from Kirschner shareholders voting in favor of the approval, in compliance with the rules of the SEC under the Exchange Act; and

          (c) will otherwise comply with all legal requirements applicable to such meeting.

     Section 6.4. Operation of the Business. Kirschner shall operate its business diligently and only in the regular and ordinary course and manner as it has previously been operated. Without limiting the generality of the foregoing, Kirschner shall use all reasonable efforts to (i) preserve its present business organization intact and conserve its goodwill; (ii) keep available and maintain the services of all officers, employees, agents and representatives on the same or substantially the same terms; (iii) continue and preserve good relationships with suppliers, customers, lenders and others having business dealings or relationships with Kirschner; (iv) maintain in full force and effect all Permits required for the operation of the business as presently conducted; and (v) maintain and keep in good order, consistent with past practice, all of Kirschner's tangible assets, ordinary wear and tear excepted. Kirschner shall not, without the prior written consent of Biomet: (i) incur any indebtedness to any third party, except trade payables incurred in the ordinary course of business consistent with past practices; (ii) declare, set aside or pay any dividends or other distributions or payments on or in respect of its outstanding shares, or purchase, redeem or otherwise acquire, or agree to purchase, redeem or otherwise acquire any Kirschner Shares other than the redemption of the Kirschner Rights as required by Section 6.7 and the rescission of the grants of restricted Kirschner Common as may be required by Section 6.8;
(iii) knowingly do any act or omit any act or permit any omission to act within its control, which will cause a breach or default in any of Kirschner's contracts, commitments or obligations; (iv) except in the ordinary course of business consistent with past practices, change or increase the rate of compensation paid by Kirschner to any of its directors, officers, employees or agents, including without limitation the payment of bonuses and arrangements for severance pay, or (v) enter into any agreement to do any of the foregoing.

     Section 6.5. Other Offers. From the date of this Agreement until it is terminated in accordance with Article X, Kirschner shall not and shall cause its officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); provided, however, that the Board of Directors may respond to and conduct negotiations with respect to any unsolicited Acquisition Proposal from a third party to the extent necessary to discharge the fiduciary duties of the Board of Directors to the shareholders of Kirschner. Until this Agreement shall be terminated in accordance with Article X, Kirschner will not enter into any agreement to merge or consolidate with, issue Kirschner Shares to, exchange Kirschner Shares with, or sell a substantial portion of its assets to, any person or entity. Kirschner will promptly notify Biomet after receipt of any Acquisition Proposal or any request for nonpublic information relating to Kirschner in connection with an Acquisition Proposal or for access to the personnel, properties, books or records of Kirschner by any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Kirschner or the acquisition of a majority of the equity interest in, or a majority or the assets of, Kirschner, other than the transactions contemplated by this Agreement.

     Section 6.6. Termination of Option of Figgie International Inc. Kirschner agrees that, prior to the Effective Time, the preferential right of Figgie International Inc. ("FII") with respect to the Merger pursuant to Section 8 of the Manufacturing and Technology Exchange Agreement dated December 4, 1992 between Kirschner and FII shall have expired.

     Section 6.7. Redemption of Kirschner Rights; Rights Agreement. Kirschner agrees that, no later than immediately prior to the Effective Time, it will redeem, in accordance with the terms of the Rights Agreement, all the outstanding Kirschner Rights at a redemption price of $.01 per Kirschner Right. Kirschner shall not amend the Rights Agreement without Biomet's prior written consent.

     Section 6.8. Rescission or Amendment of Restricted Stock Grants. If Biomet elects to pay the Merger Consideration using Biomet Common Shares and requests that Kirschner rescind all grants of restricted stock made under the Kirschner 1994 Incentive Stock Option and Restricted Stock Plan (the "Grants") in order for the transactions contemplated hereby to be accounted for using the pooling of interests method of accounting, Kirschner agrees that, prior to the Closing, it shall use its best efforts to rescind all such grants of restricted stock in a manner that is acceptable to Biomet. If Biomet does not request rescission of the Grants, Kirschner agrees that, prior to the Closing, it shall use its best efforts to amend the Grants so that they impose the same restrictions on the Merger Consideration to be paid with respect to the shares of Kirschner Common covered thereby as they currently impose on such shares of Kirschner Common; provided, however, that the Grants shall be amended so that the restrictions imposed thereby shall lapse prior to the date such restrictions expire only upon the involuntary termination of the holder's employment by Biomet or the material reduction by Biomet of the holder's compensation or employment duties or responsibilities.

     Section 6.9. Compliance with the Securities Act. If Biomet elects to pay the Merger Consideration using Biomet Common Shares, Kirschner shall use its best efforts to cause each person who is an "affiliate", as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Kirschner to deliver to Kirschner at or prior to the Effective Time a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any Biomet Common Shares issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction that, in the opinion of legal counsel satisfactory to Biomet, is exempt from the registration requirements of the Securities Act.

     Section 6.10. Taxes. Kirschner shall timely file all Tax reports and Returns required to be filed with the United States government, with the State of Maryland and with each other state or other jurisdiction wherein the nature of its activities is such as to require the filing thereof, and shall promptly pay, when due, all federal, state, local and foreign taxes, assessments, governmental charges, fees, interest and penalties lawfully levied or assessed upon it or its properties.

     Section 6.11. Access; Review. Kirschner shall provide to Biomet, its attorneys, accountants, appraisers and other authorized representatives or retained experts full and complete access upon reasonable notice to all the premises, books, records, personnel and income tax returns of or relating to Kirschner during normal business hours and shall furnish to such persons such financial and operating data and other information as Biomet or such persons may from time to time reasonably request. In addition, Kirschner shall authorize its independent certified public accountants to give Biomet's independent certified public accountants access to books and records and work papers regarding Kirschner's financial statements. Kirschner shall make available to Biomet, its counsel, accountants, appraisers and other authorized representatives or retained experts all work papers in Kirschner's possession (or that of a representative thereof) related to any audits of Kirschner. Kirschner shall also make available any work papers in Kirschner's possession (or that of any representative thereof) pertaining to any tax returns of Kirschner. Kirschner shall deliver to Biomet all internal reports relating to the operations of its business as such reports are made available to the management of Kirschner. No investigation, test, examination or inquiry by Biomet shall affect the representations and warranties contained in this Agreement.

     Section 6.12. Insurance. Kirschner shall maintain the types and levels of insurance currently in effect to insure its assets and its business against the risk of loss or damage attributable to casualty, storm, fire, theft, burglary or riot.

     Section 6.13. Monthly Financial Statements. On or prior to the twenty-fifth day of each calendar month, Kirschner shall deliver to Biomet copies (initialed by Kirschner's chief financial officer and identified with a reference to this Section 6.13) of unaudited monthly balance sheets of Kirschner and unaudited statements of income for the month then ended (the "monthly statements"), prepared in a manner consistent with that used in preparing the unaudited financial statements included in Kirschner's Form 10-Q reports, all of which when delivered, shall be complete and correct, prepared from the books and records of Kirschner in accordance with generally accepted accounting principles (except for the omission of notes thereto) consistently applied and maintained throughout such months, and shall fairly present the financial condition of Kirschner as at their respective dates and the results of the operations of its business for the months covered thereby.

     Section 6.14. Approvals, Notices and Consents. Promptly after the execution of this Agreement, Kirschner shall file all forms, applications and reports, including without limitation all filings under the HSR Act, and take such other action which is required to be taken or filed with any governmental agency or authority in connection with the transactions contemplated by this Agreement. Kirschner shall cooperate with Biomet in promptly producing such additional information as those authorities may require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements and requests of the Federal Trade Commission or the Department of Justice. Kirschner shall give all additional notices to third parties and take such other action required to be given or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement, and shall use its best efforts to obtain all consents and approvals necessary to enable it to consummate the transactions contemplated by this Agreement.

     Section 6.15. Kirschner's Actions; Supplements to Representations and Warranties. From the date of this Agreement through the Closing, (a) Kirschner shall use its best efforts to cause the conditions to the obligations of Kirschner set forth in
Article IX to be satisfied to the extent that the satisfaction of such conditions is within the control of Kirschner; provided, however, the foregoing shall not constitute a limitation upon the covenants and obligations of Kirschner otherwise set forth in this Agreement; (b) Kirschner shall not take any action or omit to take any action within its control to the extent such action or omission might result in a breach of any term or condition of this Agreement or in any representation or warranty contained in this Agreement being inaccurate or incorrect on and as of the Closing Date; and
(c) Kirschner shall deliver to Biomet, as soon as possible after discovery thereof, but not later than at the Closing, supplemental information updating the information set forth in the representations and warranties of Kirschner set forth in this Agreement to reflect subsequent occurrences, if any, (along with a notice stating the representations and warranties, including the schedules referred to therein, to which such supplemental information relates) so that such representations and warranties as supplemented by such information will be true and correct as of the Closing as if then made. The foregoing provisions shall not be deemed to permit any transaction between the date hereof and the Closing not otherwise contemplated or permitted by this Agreement nor shall any action taken by Kirschner pursuant to the foregoing provisions impair the exercise by Biomet of its rights as set forth in Section 10.2.

     Section 6.16. Notice of Material Adverse Change. Kirschner shall promptly advise Biomet in writing of any claim made, or the institution of any litigation against or relating to, or of any material adverse change in Kirschner, its assets or the financial condition, results of operations, businesses or properties of Kirschner.

     Section 6.17. Cooperation. Kirschner shall generally cooperate with Biomet and its officers, employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable, necessary, or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

                           ARTICLE VII

             Certain Pre-Closing Covenants of Biomet

     Biomet covenants and agrees that between the date hereof and the Closing:

     Section 7.1. Required Consents and Approvals. It shall use all reasonable efforts to obtain all consents and approvals necessary to enable it to consummate the transactions contemplated by this Agreement.

     Section 7.2. Premerger Notification. It shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act and regulations issued thereunder as promptly as possible and shall cooperate with Kirschner in promptly producing such additional information as such authorities may require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements and requests of the Federal Trade Commission or the Department of Justice.

     Section 7.3.  Registration Statement; NASDAQ-NMS
Listing. Unless Biomet elects to pay the Merger Consideration using cash,

          (a) Biomet shall promptly prepare and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable. Biomet shall take all reasonable action required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of Biomet Common Shares and Biomet Rights in the Merger.

          (b) Biomet shall take all such action as is reasonably necessary to qualify the Biomet Common Shares to be issued in the Merger for quotation in NASDAQ-NMS, effective upon notice of issuance.

          (c) Biomet as the sole shareholder of BAC shall vote to approve or consent in writing to the approval of this Agreement and the Merger. Subject to the satisfaction of the conditions to Biomet's obligations set forth in Article VIII, Biomet shall cause BAC to execute and deliver all documents reasonably considered necessary for the consummation of the transactions contemplated hereby.

     Section 7.4. Notice of Material Adverse Change. Biomet shall promptly advise Kirschner in writing of any claim made, or the institution of any litigation against or relating to, or of any material adverse change in Biomet, its assets or the financial condition, results of operations, businesses or properties of Biomet.

     Section 7.5. Cooperation. Biomet shall generally cooperate with Kirschner and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

                          ARTICLE VIII

        Conditions Precedent to the Performance of Biomet

     The obligations of Biomet pursuant to the terms of this Agreement are subject to the satisfaction, at the Closing, of each of the following conditions:

     Section 8.1. Accuracy of Representations and Warranties of Kirschner. Each of the representations and warranties of Kirschner contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date. For purposes of this Section 8.1, all references in such representations and warranties to "the date hereof," "the date of this Agreement" and like language shall mean the Closing Date.

     Section 8.2. Compliance. Kirschner shall have performed, complied with and fulfilled in all material respects all the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by it at or prior to the Closing.

     Section 8.3. Corporate Approval. The execution and delivery of this Agreement by Kirschner, and the performance of Kirschner's covenants and obligations hereunder, shall have been duly authorized by all necessary corporate action on the part of Kirschner.

     Section 8.4. Consents and Approvals. All consents, approvals, orders and authorizations necessary to the consummation by Kirschner of the transactions contemplated by this Agreement, or necessary or appropriate or otherwise pertaining to the matters covered by this Agreement shall have been obtained on terms and conditions reasonably satisfactory to Biomet.

     Section 8.5. Cancellation or Amendment of Restricted Stock Grants. If Biomet elects to pay the Merger Consideration using Biomet Common Shares and makes the request described in Section 6.8, Kirschner shall have recovered all Kirschner Shares that are the subject of the Grants in a manner that is acceptable to Biomet. If such a request is not made (regardless of the form of the Merger Consideration), the terms of the Grants shall have been amended as described in Section 6.8.

     Section 8.6. Authorizations. All permits, authorizations, approvals and consents of and notices to any federal, state or local governmental body, agency or authority or any other third party, which may be required by law, regulation, rule, ordinance, order, decree, agreement, indenture, lease or other instrument or document to which Kirschner is a party or by which it or its assets are bound or which Biomet may otherwise require in connection with the execution of this Agreement or effectuation of the transactions contemplated by this Agreement shall have been obtained and made by Kirschner.

     Section 8.7. Due Diligence Examination. Biomet shall have completed an inspection and examination of the assets, business, records, financial condition and results of operations of Kirschner and shall not have notified Kirschner on or prior to August 6, 1994 that as a result of such inspection and examination Biomet discovered facts or circumstances, not previously disclosed by Kirschner to Biomet, which Biomet reasonably believes have had or are likely to have a material adverse effect upon the assets, business, financial condition or results of operations of Kirschner and its subsidiaries, taken as a whole. It is understood and agreed that any and all information set forth on any Schedule to this Agreement shall not limit or preclude further investigation of the matters disclosed, nor shall such disclosure operate as a limitation or waiver of Biomet's rights hereunder.

     Section 8.8. Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental or other action, suit, claim, investigation or proceeding shall be pending or threatened, against any of Kirschner, Biomet, BAC or their respective officers or directors, pertaining to the transactions contemplated by this Agreement, including but not limited to any action, suit or claim by Orthomet.

     Section 8.9. No Material Adverse Change. In the judgment of Biomet, between August 6, 1994 and the Closing, there shall not have been any material adverse change or any event which is likely to result in any material adverse change in the assets, business, financial condition or results of operations of Kirschner and its subsidiaries, taken as a whole.

     Section 8.10. Closing Deliveries. Biomet shall have received from Kirschner all of the instruments, documents and considerations described in Section 11.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all material respects to Biomet.

                           ARTICLE IX

        Conditions Precedent to Performance of Kirschner

     The obligations of Kirschner pursuant to the terms of this Agreement are subject to the satisfaction, at the Closing, of each of the following conditions:

     Section 9.1. Accuracy of Representations and Warranties of Biomet and BAC. Each of the representations and warranties of Biomet and BAC contained in this Agreement shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing. For purposes of this Section 9.1, all references in such representations and warranties to "the date hereof," "the date of this Agreement" and like language shall mean the Closing Date.

     Section 9.2. Compliance. Biomet and BAC each shall have performed, complied with and fulfilled in all material respects all the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by it at or prior to the Closing.

     Section 9.3. Corporate Approval. The execution and delivery of this Agreement by Biomet and BAC, and the performance by Biomet and BAC of all of their respective covenants and obligations hereunder and thereunder, shall have been duly authorized by all necessary corporate action on the part of Biomet and BAC.

     Section 9.4. Consents and Approvals. Kirschner shall have received, upon terms and conditions satisfactory to it, all consents, approvals, orders and authorizations necessary to the consummation by Kirschner of the transactions contemplated by this Agreement.

     Section 9.5. Registration Statement. If Biomet elects to pay the Merger Consideration using Biomet Common Shares, the Registration Statement shall have become effective under the Securities Act and the Biomet Common Shares and Biomet Rights to be issued in the Merger shall have become qualified or registered (or shall be exempt from qualification or registration under) comparable state securities laws, and at or prior to the Effective Time no stop order suspending the effectiveness of the Registration Statement or the qualification or registration of the Biomet Common Shares and Biomet Rights to be issued in the Merger under the Blue Sky laws of any jurisdiction shall have been issued and no proceeding for that purpose shall have been initiated or shall be threatened or contemplated by the SEC or the authorities of any such jurisdictions, and the Biomet Common Shares shall be eligible for quotation in NASDAQ-NMS upon notice of issuance.

     Section 9.6. Roll-over of Kirschner Stock Options. Biomet shall have made provision for (a) the issuance to each person other than the directors of Kirschner holding, as of the Effective Time, an unexercised option to purchase Kirschner Common granted pursuant to any stock option plan of Kirschner an option to purchase Biomet Common Shares pursuant to the Biomet Employee Stock Option Plan,
(b) the issuance to directors of Kirschner who hold, as of the Effective Time, unexercised options to purchase Kirschner Common an option to purchase nonregistered Biomet Common Shares and (c) the issuance to the holder of the Kirschner Warrant a warrant to purchase Biomet Common Shares, in each case on terms and conditions that shall preserve to the extent possible the benefit held by each such optionee, director and warrant holder, as the case may be, as of the Effective Time.

     Section 9.7. Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental or other action, suit, claim, investigation or proceeding shall be pending or threatened, pertaining to the transactions contemplated by this Agreement.

     Section 9.8. Due Diligence Examination. Kirschner shall have completed an inspection and examination of the assets, business, records, financial condition and results of operations of Biomet and shall not have notified Biomet on or prior to July 23, 1994 that as a result of such inspection and examination Kirschner discovered facts or circumstances, not previously disclosed by Biomet to Kirschner, which Kirschner reasonably believes have had or are likely to have a material adverse effect upon the assets, business, financial condition or results of operations of Biomet and its subsidiaries, taken as a whole. It is understood and agreed that any and all information set forth on any Schedule to this Agreement shall not limit or preclude further investigation of the matters disclosed, nor shall such disclosure operate as a limitation or waiver of Kirschner's rights hereunder.

     Section 9.9. No Material Adverse Change. In the judgment of Kirschner, between July 23, 1994 and the Closing, there shall not have been any material adverse change or any event which is likely to result in any material adverse change in the assets, business, financial condition or results of operations of Biomet and its subsidiaries, taken as a whole.

     Section 9.10. HSR Act Waiting Periods. Biomet and Kirschner shall have filed all notifications required by the HSR Act with the Department of Justice and the Federal Trade Commission and the applicable waiting periods with respect thereto (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     Section 9.11.  Fairness Opinion.  Kirschner shall have
received an opinion from Dain Bosworth Incorporated to the effect that the Merger is fair to the shareholders of Kirschner from a financial point of view.

     Section 9.12. Closing Deliveries. Kirschner shall have received from Biomet all of the instruments, documents and considerations described in Section 11.3, and the form and substance of all such deliveries shall be reasonably satisfactory in all material respects to Kirschner.

                            ARTICLE X

                           Termination

     Section 10.1.  Termination by Mutual Agreement.  This
Agreement may be terminated by the mutual agreement in writing of the parties hereto at any time prior to the Closing.

     Section 10.2. Termination by Biomet. This Agreement and any obligations of Biomet hereunder (other than its obligations under Section 13.4 and the Confidentiality Agreement referred to in
Section 13.2) may be terminated upon written notice to that effect by Biomet at any time prior to or at the Closing, if in the judgment of Biomet (a) Kirschner shall have breached or failed to perform in any material respect any of its covenants or obligations under this Agreement; (b) any representation or warranty of Kirschner contained in this Agreement is false or misleading in any material respect; or (c) any other material condition precedent to Biomet's performance of its obligations under this Agreement is not capable of being met.

     Section 10.3. Termination by Kirschner. This Agreement and any obligations of Kirschner hereunder (other than its obligations under Section 13.4 and the Confidentiality Agreement referred to in
Section 13.2) may be terminated upon written notice to that effect by Kirschner at any time prior to or at the Closing if in the judgment of Kirschner (a) Biomet shall have breached or failed to perform in any material respect any of its covenants or obligations under this Agreement; (b) any representation or warranty of Biomet contained in this Agreement is false or misleading in any material respect; (c) any other material condition precedent to Kirschner's performance of its obligations under this Agreement is not capable of being met; or (d) the appropriate discharge of the fiduciary duties of its Board of Directors consistent with Section 6.5 requires Kirschner to terminate this Agreement.

     Section 10.4.  Effect of Termination on Certificate of
Merger. Unless otherwise provided in the Certificate of Merger, the termination of this Agreement shall also terminate the effectiveness of the Certificate of Merger.

     Section 10.5. Final Termination. This Agreement and all obligations of the parties hereunder (other than the parties obligations under Section 13.4 and the Confidentiality Agreement referred to in Section 13.2) shall be terminated if the Merger has not been consummated by December 31, 1994.

                           ARTICLE XI

                           The Closing

     Section 11.1. Time and Place. The closing of the transactions contemplated by this Agreement shall take place at the offices of Ice Miller Donadio & Ryan, One American Square, 34th Floor, Indianapolis, Indiana, at 10:00 a.m. Indianapolis time on the next business day following the date of the Kirschner shareholders meeting held pursuant to Section 6.3, or on such other date as the parties hereafter agree (the "Closing").

     Section 11.2.  Deliveries to Biomet at the Closing.  At the
Closing, and simultaneously with the deliveries to Kirschner specified in Section 11.3, Kirschner shall deliver or cause to be delivered to Biomet the following:

          (a) Certificates of the President and Chief Financial Officer of Kirschner as to the accuracy of its representations and warranties contained in this Agreement and as to its compliance with and fulfillment of all covenants, agreements, obligations and conditions required by this Agreement.

          (b) Copies of all resolutions adopted by the Board of Directors and the shareholders of Kirschner authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a certificate, duly executed by the Secretary of Kirschner, stating that such copies are true, complete and correct, and that the resolutions have been duly adopted by the Board of Directors and the shareholders, as the case may be, have not been amended since adoption, and remain in full force and effect.

          (c) Copies of all consents and approvals required to be obtained pursuant to Section 8.4.

          (d)  An opinion of Manatt Phelps & Phillips, counsel to
     Kirschner, dated the Closing Date, in the form of Exhibit
     11.2(d).

          (e) Agreements between the Surviving Corporation and each of C. Scott Harrison, Warren M. Gitt, Nicholas L. Gounaris, Lewis E.S. Parker and Roger Van Broeck, containing terms consistent with those set forth on Schedule 11.2(e) and such other terms and conditions as to which the parties may mutually agree.

          (f) The resignations of the directors of Kirschner, dated as of the Closing.

          (g) If required by Section 6.9, the written agreements described in Section 6.9 from each "affiliate" of Kirschner referred to in such Section.

     Section 11.3. Deliveries to Kirschner at the Closing. At the Closing, and simultaneously with the deliveries to Biomet specified in Section 11.2, Biomet shall deliver or cause to be delivered to Kirschner the following:

          (a) Certificates of the President and Chief Financial Officer of Biomet as to the accuracy of its representations and warranties contained in this Agreement and as to its compliance with and fulfillment of all covenants, agreements, obligations and conditions required by this Agreement.

          (b) Copies of all consents and approvals required to be obtained pursuant to Section 9.4.

          (c) An opinion of Ice Miller Donadio & Ryan, counsel to Biomet, dated the Closing Date, in the form of
     Exhibit 11.3(c).

                           ARTICLE XII

                      Additional Agreements

     Section 12.1. Confidentiality. Biomet and Kirschner agree that the confidentiality agreement dated June 29, 1994 between them shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement, and each agrees to comply with the terms of that agreement.

     Section 12.2. Employee Benefit Matters. Biomet and BAC agree to continue in full force and effect the Pension Plans and Welfare Benefit Plans of Kirschner referred to in Schedule 4.20 and existing at the Effective Time until those employees of Kirschner who become employees of the Surviving Corporation in the Merger become eligible to participate in the employee benefit plans of Biomet. Biomet will recognize such transferred employees' service with Kirschner or any Common Control Entity for purposes of eligibility and vesting under such Biomet plans. Nothing set forth in this Agreement shall be construed to impose any obligation on Biomet or BAC to continue the employment of any person after the Effective Time or give any person any rights to such employment.

     Section 12.3.  Directors' and Officers' Liability
Insurance. From the Effective Time to the fourth anniversary of the Effective Time, Biomet shall provide continuing insurance coverage (which may include a self-insurance program) for directors and officers of Kirschner immediately prior to the Effective Time in amounts, with deductibles, retentions and exclusions and insuring against such risks as Kirschner's directors' and officers' liability insurance policy provides on the date of this Agreement, and shall cause the Surviving Corporation to assume the obligation of Kirschner to pay or provide for the amount of any applicable deductible or retention, consistent with Kirschner's historical practice.

                          ARTICLE XIII

                    Miscellaneous Provisions

     Section 13.1. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.2. Entire Agreement. This Agreement and the Confidentiality Agreement between the parties dated June 29, 1994 constitute the entire agreement among the parties pertaining to the subject matter contained herein and therein and supersede all other prior and contemporaneous agreements, representations and understandings of the parties.

     Section 13.3. Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein and made a part hereof in the same manner as if such exhibits and schedules were set forth at length herein.

     Section 13.4. Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except as otherwise expressly provided for herein.

     Section 13.5. Gender. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

     Section 13.6.  Governing Law.  This Agreement and all
transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state's choice of law rules to the contrary.

     Section 13.7. Headings. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     Section 13.8. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver.

     Section 13.9. Notices. All notices, requests, demands, waivers and other communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (a) the date of service if served personally on the party to whom notice is to be given, (b) the date sent if given by telegram, confirmed facsimile transmission or telex addressed to the party to whom notice is to be given or (c) the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

     If to Biomet:

          Dr. Dane A. Miller
          Biomet, Inc.
          P.O. Box 587
          Airport Industrial Park
          Warsaw, Indiana 46581
          Fax: (219) 267-8137

     With a copy to:

          Berkley W. Duck
          Ice Miller Donadio & Ryan
          Box 82001
          One American Square
          Indianapolis, Indiana 46282
          Fax:  (317) 236-2219

     If to Kirschner:

          Dr. C. Scott Harrison
          Kirschner Medical Corporation
          9690 Deereco Road
          Timonium, Maryland 21093
          Fax:  (410) 560-3376

     With a copy to:

          Peter R. Gilbert
          Manatt Phelps & Phillips
          1200 New Hampshire Avenue, N.W.
          Washington, D.C. 20036
          Fax:  (202) 463-4394

Any party may change the address to which notice is to be sent or the telephone number for facsimile transmission pursuant to this
Section 13.9 by giving written notice thereof in compliance with this section.

     Section 13.10. Press Releases. Biomet and Kirschner shall consult with each other with respect to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     Section 13.11. Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     Section 13.12. Successors. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

     Section 13.13. Non-Survival of Representations and Warranties. The representations and warranties of the parties made herein shall expire at the Effective Time. After the Effective Time, no party to this Agreement shall be entitled to initiate any legal action at law or in equity which is directly or indirectly related to or based upon a breach of such representations or warranties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                BIOMET, INC.



                                By: /s/ Dane A. Miller
                                   Dane A. Miller, Ph.D.
                                   President and Chief Executive
                                   Officer


Attest: /s/ Daniel P. Hann
       Daniel P. Hann
       Secretary


                                BIOMET ACQUISITION CORP.



                                By: /s/ Dane A. Miller
                                   Dane A. Miller, Ph.D.
                                   President
Attest: /s/ Daniel P. Hann
       Daniel P. Hann
       Secretary


                                KIRSCHNER MEDICAL CORPORATION



                                By: /s/ C. Scott Harrison
                                   C. Scott Harrison, M.D.
                                   President and Chief Executive
                                   Officer



Attest: /s/ Nicholas L. Gounaris
       Nicholas L. Gounaris
       Secretary
Agreement and Plan of Merger
By and Among
Biomet, Inc.
Biomet Acquisition Corporation and
Kirschner Medical Corporation

Schedule 11.2(e)


     The terms of the agreements referenced in Section 11.2(e) shall include the following:

          1. Agreement by the named individual not to engage, directly or indirectly, in competition with Biomet or the Surviving Corporation or their respective subsidiaries during the term of their employment by the Surviving Corporation.

          2. If the named individual voluntarily terminates his employment at any time prior to the first anniversary of the Effective Time (the "Anniversary"), Biomet may, at its election, enforce the noncompetition covenant for a one-year period following the date of termination of employment (the "Noncompetition Period"). If the covenant is enforced, Biomet will pay the individual an amount equal to his base salary as of the date of termination of employment, such amount to be paid monthly during the Noncompetition Period.

          3. If the named individual's employment is terminated by Biomet prior to the Anniversary, the noncompetition covenant shall continue in effect for the Noncompetition Period and Biomet will pay the individual an amount equal to his base salary as of the date of termination of employment, such amount to be paid monthly during the Noncompetition Period.

          4. The geographic area to be included in the noncompete will be North America and, in the case of Mr. Van Broeck, North America and Western Europe.

          5. Customary provisions regarding specific enforcement of the agreements and such other provisions as the parties shall agree shall also be included.